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Exhibit 99.1

FINAL TRANSCRIPT

SERO—Q3 2004 Serologicals Corporation Earnings Conference Call

Thomson StreetEvents

Conference Call Transcript

SERO—Q3 2004 Serologicals Corporation Earnings Conference Call

Event Date/Time: Oct. 21. 2004 / 9:00AM ET
Event Duration: N/A

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(c) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Craig Brown
Serologicals Corporation—Director of Finance

David Dodd
Serologicals Corporation—President and CEO

Bud Ingalls
Serologicals Corporation—CFO

CONFERENCE CALL PARTICIPANTS

Paul Knight
Analyst

Adam Chazan
Analyst

Stephanie Haggerty
Analyst

Mark Dalentia
Analyst

PRESENTATION

Operator

        Good day everyone, and welcome to the Third Quarter 2004 Earnings Release Conference Call for Serologicals Corporation. This call is being recorded. For opening remarks and introductions, I will turn the call over to the Director of Finance, Mr. Craig Brown. Please go ahead, sir.

Craig Brown—Serologicals Corporation—Director of Finance

        Thanks Mike. Good morning everyone, and welcome to the Serologicals third quarter 2004 conference call. With me on the call today is David Dodd, President and CEO and Bud Ingalls, Chief Financial Officer of the Company. Any remarks that are made today regarding future expectations, plans, and prospects for Serologicals constitute forward-looking statement for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various risk factors as outlined in the Company's filings with the Securities and Exchange Commission. While the Company may elect to update these forward-looking statements at some point in the future, the Company disclaims any obligation to do so. With that I will now turn the call over to David Dodd for opening remarks.

David Dodd—Serologicals Corporation—President and CEO

        Thank you, Craig, and welcome everyone. Very happy to be here this morning. We announced yesterday afternoon strong quarterly performance for the third quarter of this year and very strong performance during the first 9 months. This has occurred because of the very successful execution and focus on execution by our employees on a worldwide basis. It represents the fifth consecutive quarter of meeting or exceeding expectations by Serologicals. And I certainly want to first and foremost congratulate and thank our employees worldwide for their commitment to the highest quality of products and performance that we can deliver, to the highest level of customer service and support of continuing to develop our customer base, and the unparalleled competitive focus on the value drivers of our business. And I also certainly want to thank out Board of Directors for their continued support and contribution to the successful strategic transformation of this corporation.

        As we've reported in the press release and in previous releases, we are continuing with an excess of 60% of revenues being derived from patented, proprietary or exclusively licensed products. This provides for us an extremely strong customer lock-in and the basis for building long-term relationships. The combination and inclusion of the Upstate portfolio as we go forward, both products and services will only serve to further strengthen this and combined with the customized services that we provide through our recently acquired Sierra BioSource operation will further strengthen our position of providing high value to life science companies focused in the area of drug research, discovery, development and manufacturing.

        Our business model, as I have outlined before, is focused not on delivering the largest and most broad catalog of products and services, but rather focusing on achieving high growth and value in key select areas upon which we can build a strong sustainable business. We anticipate continued strength in our performance driven by our increased commercial impact out in the marketplace, a stronger proprietary portfolio of products and customized contract services, continued reductions and tight management on SG&A and increased investments in research development and business development areas, all resulting in increases in our operating income. Regarding our commercial strength and performance, this is an area in which we are extremely proud year-to-date with sales growing 26% over last year. We have seen strong growth geographically, especially, for instance, in the Asia-Pacific Rim where I had the pleasure of visiting with several of our major key distributor relationships over the last month and a half. It was very encouraging to see their increased commitment to higher growth in sales and performance of our products and the relationships that we develop.

        Our North American business focus has continued to grow strongly in double digits. And in Europe, we continue to develop the customer base and going forward we anticipate higher growth rates coming out of Europe. We see a real opportunity for further growth rates in these core areas around the world and also further impacted by steps as we move forward of organizational strengthening in some of those areas working more closely and managing more closely our distributor relationships.

        In the area of cell culture, research reagents, drug discovery and diagnostics, we all anticipate continued growth and success as we move forward. Our commercial strength today, it seems like only yesterday that we were informing you that we had 12 people worldwide in sales and marketing. Today in sales and marketing alone we field approximately a 120 individuals working with distributors, directly with customers, building the awareness, the trail, the usage of our products and services on a global basis. Plus we have strong support, both in tech services and customer service. That gives us approximately 200 people in total directly interfacing with customers on a daily basis. Not only does this give us strong confidence in our continued success as a business, but it also makes us a very strong collaborator and partner with other organizations in building their portfolio in our hands.

        We have a strong product portfolio of products and customized services today. The EX-CYTE evaluation program continues to achieve considerable success beyond our expectations. We have in excess of 400 evaluations underway on a year-to-date basis and we anticipate approximately 500 for the full year. Most importantly is we are saying now in excess of 25 of those early evaluations turning into actual projects, many of which become future products and that's in our future pipeline driving EX-CYTE, our Recombinant Human Insulin, our BSA and also our transferrin into the package of optimization of cell lines and antibody production for our customers.

        We are focused on expansion of our product base and our customer services, especially in the area of drug screening and cell line optimization. We are focused on innovation in the high value drivers of our business. In July, we announced the acquisition of the Sierra BioSource operation based in Morgan Hill, California. This is the growth between we have worked for more than 2 years now very successfully and very proudly. We anticipate as we move into 2005 seeing new products in the area of cell culture supplements coming out of that operation. We see further growth in the process of optimization services with cell lines as well as antibody production where customers, large pharma, biopharma companies are coming to Sierra and contracting with us to do these services. We see a very successful portfolio development beginning to emerge in our cell culture area being driven by the efforts of the team in Morgan Hill.

        In Chemicon, we announced 280 new products introduced in the third quarter. Specifically I will highlight a couple of those—one is the ChemiArray platform, which provides up to a 120 cytokines that can be simultaneously measured in an individual sample. Also in the area of GPCR, our ChemiScreen drug discovery product line is designed for high throughput and high transient screening. As you might imagine, combined with Upstate, both the GPCR and kinase profiling and portfolio that we have, we believe we now cover approximately 80% of the target areas for drug screening that is going on in the industry. We feel we very excited about the opportunity working with our partners in this regard.

        With Chemicon, we expect between 600 and 700 products being introduced this year. We are focusing on higher value kits and assays which continue drive the average value of each new product being introduced. The average revenue per new product coming out of Chemicon thus far is in excess of $3000. You may recall that in the past I've commented that our target over the next few years was to attain a level of $3000 and we expect to end the year with an average slightly in excess of $3000 per new product introduced out of that operation. People are focused there on the high value and high productivity.

        And Upstate, we are very excited about the closing we announced on the 14th. As you know, they have the leadership position in kinases, not only in term of their portfolio, but in the screening efforts with in that. We have announced the successful expansion of the Dundee facility moving into a facility of approximately 2,500 square feet, previously it was 1100 square feet in there. We continue to develop numerous customer relationships within that area and the drug screening services are well positioned to drive greater growth and higher margin growth for this corporation. Combined Serologicals today through the efforts of both Chemicon and Upstate working in conjunction on common customer cover approximately 80% of the drug target areas. Coupled with a strong outsourcing trend along with our abilities in Sierra to optimize cell lines for the subsequent antibody production, we believe the Serologicals Corporation is well positioned to further enhance its leadership positions in these key growth marketplaces.

        In our diagnostics areas, especially in Livingston, Scotland, we announced during the quarter the successful licensing by the FDA of our new production unit there; that gives the ability to now aggressively pursue additional opportunities within that area while we are also doing some further enhancement of our portfolio in the blood typing monoclonal antibodies.

        In general, we continue to see our investment in research and development increase as a percentage of sales; as we move into the year 2005, the integration of Upstate, we believe we will see an investment in excess of 9% of sales going into R&D pushing us closer and closer to our goal of 10% of reinvestment for this corporation.

        Now, the Upstate integration, as you know, with closing of last week, we immediately moved into full speed ahead and our focus is on the value drivers as we define them focusing on increasing revenues, increasing revenue growth, increasing market positions. Our entire teams are working to increase our value drivers or certainly looking for opportunities to be leaner as an organization. But make no mistake about it, our focus is to drive value in this corporation and achieve a higher growth rate as we move forward. We also continue to focus on optimizing our resources to accelerate the process of developing customers and the impact of each customer development content.

        Moving forward, our emphasis will be on continued successful execution of our plan. We will continue to focus on strategic opportunities that fit with our business model. Once they are accretive and bring growth opportunities and hopefully some development opportunities. Today we believe we have the critical mass and the momentum to not only attain leadership in our markets of focus, but sustain and expand our positions of leadership within those markets. And with that, I will turn it over to Bud Ingalls who will update you on some of the financial specifics.

Bud Ingalls—Serologicals Corporation—CFO

        Thank you, David. Just would like to share a few comments regarding the financial results for the third quarter. As David indicated, we are very pleased with the results for the quarter and the outlook for fourth quarter and into 2005. As David indicated, all business segments achieved solid organic revenue growth compared to the third quarter of 2003. Operating income also showed significant improvement versus both 2003 on a dollar basis, but equally as important, on a percentage basis. We actually translated the higher revenue into earnings. We are very pleased that operating income has now risen to over 20% of revenue to 20.3 compared to 18.3% a year ago and 19.6% in the second quarter of this year.

        And as David indicated, we exceeded consensus estimates for revenue and met expectations for earnings at 19 cents per share, representing the fifth consecutive quarter of meeting or exceeding expectations. I would point out that GAAP earnings in 2003 third quarter were 6 cents per share reflecting a $4.6 million special charge and would have been 18 cents without that.

        Turning to the overall quarterly results—revenue was at 46.3, up 10% over 2003. In the research segment, revenue grew by 7% in the quarter compared to 2003. In 2003, we did have a one-time sale of $600,000 in the quarter. In addition, during 2003 in the summer, we did introduce a new catalog at Chemicon and we do always see some sort of—somewhat of an increase when a new catalog is introduced.

        In terms of cell culture, we saw solid revenue growth of 14% versus a year ago and 16% on a consecutive quarter basis. This was achieved despite the fact that EX-CYTE sale were down due to the timing of customer shipments, not for any particular reason of a customer or a delay. The lower sales in EX-CYTE were offset by strong revenue growth in insulin, continuing the strong customer demand for the human recombinant insulin.

        In the diagnostics area, we saw modest revenue growth versus a year ago and actually down from the second quarter of this year. Ours Livingston, Scotland operation did have a good quarter, but we did experience lower sales of other diagnostic produces previously sourced from the therapeutic plasma business. Scotland actually recorded $6.8 million which still was a slight increase over the previous year. Over all margins were 54% for the quarter compared to the 55% a year ago. The primary impact is the lower margins in our diagnostics business.

        Turning to individual segments, research margins were up slightly to 64% compared to 63% a year ago. This was primarily a difference of sales mix, but we also saw higher IT licensing revenue during the quarter. Cell culture margins were also up from 50% to 51% in the third quarter, despite the lower EX-CYTE sales. The lower sales there were offset by higher insulin sales and other cell cultural supplement sales. Diagnostics margins were down versus a year ago. They were 42% in the third quarter compared to 54% a year ago and 48% in the second quarter of '04. It was primarily related to product mix, but it also related to lower manufacturing utilization of the plant in Scotland. Up to now in 2004, our Scotland plant has been operating below capacity resulting in negative manufacturing variances and lower margins.

        However, forecasted demand for Q4 and 2005 has increased. And we have ramped up our production, we are now starting to see these variances turnaround into positives and should result in improved margins in Q4. EX-CYTE sales for the quarter were $7.5 million in the third quarter compared to $8.6 million a year ago and $9.8 million is the second quarter. As I said earlier, there wasn't any real change in customer patterns, just the timing of shipments. We continue to expect that EX-CYTE sales for 2004 will be in a range of $28-30 million.

        The Lawrence plant continues on track and under budget. The plant itself in terms of construction is virtually complete. And we are beginning to validation run and expecting customer review in meetings and audits beginning in late 2004 and into the first quarter of 2005. We continue to plant utilization options reflecting customer demand in 2005 and beyond. Also, as David highlighted on SG&A, we continue our emphasis on both productivity and cost control. Our SG&A as a percentage of revenue in the quarter declined to 28% versus 31% a year ago and 30% in the second quarter. And as you can see from our statements actual dollar spent on SG&A dropped on a consecutive quarter basis from $13.3 million to less than $13 million in the third quarter.

        The balance sheet, our cash balance at the end of the quarter was just slightly over $50 million compared to $48 million at the end of last year. That cash balance is now down to about $27 million after the Upstate closing last week. Our accounts receivable DSO continue to trend well. Our DSO at the end of the third quarter is 60 compared to 66 at the end of last year. We also saw improvement in inventory turns during the quarter with inventory turns increasing to 2.2 compared to 2.0 at the end of the second quarter. For the year, the nine-month period operating cash flow has increased significantly for the first nine months from $3.3 million a year ago to $21. 3 million in the third quarter. Obviously, the last year's results included the one-time charges, but the increase is also due to improved operating results and improved working capital management. We don't include EBITDA in our result, but we do include a calculation of EBITDA on our website under the tab Investor Relations. For the third quarter, our EBITDA number was $11.7 million compared to $10.5 million in 2003 and also was up sequentially from $11.2 million in the second quarter of '04.

        Capital expenditures for the quarter declined, it was $4.0 million for the third quarter compared to $6.4 million a year ago and down sequentially from 5.3 in the second quarter, obviously, reflecting the impact of completing the EX-CYTE plant. Currency—we didn't include any comments on currency because the currency impact on our statements in terms of recognized gains and losses was less than $100,000 during the third quarter.

        So, in summary, our third quarter results—we are pleased with the results. Again, it's the fifth consecutive quarter meeting or exceeding expectations. We are very pleased that our operating income now reflects over 20% of sales. 2004 remains on track to meet or exceed our original guidance of this year of $165-170 million in revenue and 64-69 cents per share. In the fourth quarter, we do not expect Upstate to have a material impact on our earnings in the quarter. We project that we will have increased revenue as a result of Upstate of some $15-17 million for the fourth quarter. We expect to begin to record integration costs during the fourth quarter. We do expect, as we indicated in our conference call on September 8, for 2005 that Upstate will impact revenue by about $80 million and will be accretive to our earnings of some 3-5 cents. We do expect to review full year guidance for 2005 early in January. With that, I will turn the call back over to Mike to entertain any questions.

QUESTION AND ANSWER

Operator

        Thank you, sir. Ladies and gentlemen, if you wish to ask a question to our speakers, press key "*" "!" on your telephone. If your question has been answered or you wish to withdraw your question, press key "*" "2". Our first question comes from the line of Paul Knight, please go ahead.

Paul Knight Analyst

        What gives you the visibility on the diagnostics facility for Q4?

Bud Ingalls—Serologicals Corporation—CFO

        In terms of the diagnostics, Paul, we have actually seen customer commitments for Q4 and because of the fermentation process it does take a quit a while to actually produce final product. So we have good visibility on customer demand and during the third quarter we did start to ramp up our production operation and as I indicated, this ramp up really has already started to generate positive variances that will be turned out once the product is sold and delivered to our customer.

Paul Knight Analyst

        Is your normalized gross margin there going to be in the historical level?

Bud Ingalls—Serologicals Corporation—CFO

        We would think that our normalized gross margin will certainly get back towards 50 or somewhat higher than 50% going forward.

Paul Knight Analyst

        And then you had mentioned earlier integration cost from Upstate in the fourth quarter, can you talk about that, is it going to be charges or what is it?

Bud Ingalls—Serologicals Corporation—CFO

        We would expect to have costs related to integration, we don't know exactly what they are going to be at this point in time. We are actively working the whole integration process. We would just record those in our statements and indicate what level of integration costs we are experiencing each quarter.

Paul Knight Analyst

        Do you have an EBITDA estimate for Upstate say for Q4?

Bud Ingalls—Serologicals Corporation—CFO

        I do not have that at this time, Paul. We have a fair amount of work to complete on the acquisition that will impact EBITDA acquisition. For instance, we have to finalize the evaluation in terms of allocation of intangible costs, both amortizing and non-amortizing. We have to finalize the calculation of writing up the inventory we acquire, that will also impact both earnings and our EBITDA number, but we have not finalized those, it's a fairly complex process that's underway at this time.

Paul Knight Analyst

        Okay, and then, what were your original '04 and '05 EBITDA estimates for Upstate, have you put that now?

Bud Ingalls—Serologicals Corporation—CFO

        For '04

Paul Knight Analyst

        '04 and '05

Bud Ingalls—Serologicals Corporation—CFO

        We've provided for '05. We have not provided any EBITDA number I don't believe at this point.

Paul Knight Analyst

        Just the revenue?

Bud Ingalls—Serologicals Corporation—CFO

        Yeah. Just the revenue and the expected accretion it would have on our earnings and we talked in our earlier call about some of the non-cash costs we will experience. I think the non-cash costs relating to intangible is around $7 million and the inventory write up would be another $1 million

Paul Knight Analyst

        Okay. Thank you

Operator

        The next question comes from the line of Alister Kim (phonetic), please go ahead.

Unidentified Participant

        Hey. It's actually Tackle (phonetic) here. Can you talk a little bit about pricing, I think, for the new catalog for you guys and how and when Upstate will be combined in the catalog?

David Dodd—Serologicals Corporation—President and CEO

        Sure, Tackle, this is Dave. Good morning.

Unidentified Participant

        Hi, good morning.

David Dodd—Serologicals Corporation—President and CEO

        Both organizations are far along in their catalog development process for 2005 and we will be cross-training sales representatives and utilizing all the resources we can to optimize the commercial impact with both respective catalogs. As we move into the 2006 period, we will more than likely have an integrated catalog at that point. But whereas in 2003, the Chemicon catalog was introduced in the summer, we decided both organizations have targeted earlier parts of the year for catalog introductions and launches, and we are far along, as you might imagine, in that process when we announced the acquisition.

Unidentified Participant

        Okay. And then in terms of the sales force there, can you comment on whether there has been any turnover and can you just remind us what kind of agreement you have with the [interact] within the management?

David Dodd—Serologicals Corporation—President and CEO

        Okay. There has been no turnover on the sales force. We—I spoke personally to the all sales representatives of our corporation last Friday, answering any questions they have. It gave me an opportunity to really hear and somewhat sense the energy of people out there, either handling our cell culture and diagnostics or from Chemicon, from Upstate, they literally are chomping it to bit to get together, learn each others opportunities, many of them have common customers, but it may be difference departments within that area of R&D or process development. So as we had foreseen, we see a lot of opportunities there and will in the near be future be bringing everyone together in all of sales and marketing for cross-training etc. and all of those types of things. Ian (phonetic) is our President of the Upstate division as Jeff Linton for the Chemicon division, they have been working very closely together and their teams sense the point of the announcement of our intention to acquire Upstate and those respective teams are, in fact, here this week as we are going through more of this development process. So we have the team intact from both Upstate, Chemicon, as well as our other parts of the business, we have seen no departures. We won't anticipate any departures and what we are sensing is a very strong commitment by the commercial field as well as marketing people to continue to work with us. Ian (phonetic) certainly as with other officers of the corporation is on an employment agreement to work with us and we are really looking forward to all of us to building our relationship and working relationship with Ian (phonetic) as we build this corporation.

Unidentified Participant

        Okay. And switching topics, do you guys—are you positioned to benefit from this stem cell initiative in California, Proposition 71?

Bud Ingalls—Serologicals Corporation—CFO

        The answer is, it depends. It depends on what the ultimate impact is on the basic research—stem cell research. Because clearly as the continued expansion, not just in California, but really throughout North America and Europe and even into the Asia-Pacific Rim where we have seen a real strong interest in stem cell research coming out of the Pacific Rim. And we have been holding seminars over there for about the last 6-9 months. What we are seeing is as this continued expansion and focus on stem cell research as opposed to attempts to develop specific products, the stem cell research is certainly drives growth for us and growth opportunity in our area of ESGRO and LIF products, but also in our continued growing portfolio of products that are supportive of initiatives in stem cell research. As we discussed both in our teleconference on the 8th of September when we announced the Upstate acquisition as well as our previous quarterly teleconference that we are looking to achieve a continued sustainable leadership position within the stem cells for biological research tools marketplace. Today we clearly have that undisputedly in the area of the growth factor media with ESGRO and with our LIF products. We have now dedicated our research and development initiatives internally. We are utilizing the research and development capabilities cutting across both our research team and cell culture in Morgan Hill as well as the team in Chemicon and also very aggressively looking at opportunities to further enhance the portfolio, both through technologies and current products and the future products initiatives to business development. So we are very focused, we monitor that information very closely, virtually every expert you will see is cited in any of these articles as using some of our product today.

Unidentified Participant

        Okay, thanks and then just finally—

David Dodd—Serologicals Corporation—President and CEO

        Tackle, we think we are very well positioned. Our challenge is to keep pace with growth of the opportunities through portfolio development and sort of commercialization of that.

Unidentified Participant

        Okay, thanks. And then finally can just comment on the EX-CYTE pipeline, that one phase III candidate, anything going on their?

David Dodd—Serologicals Corporation—President and CEO

        Well, we see continued progress there, you know, we are somewhat victim to communications problem, someone who is in a phase III or phase II and usually what happens is as someone is beginning to design their phase III program is when [make up] we first find out, who it is, what type of product, can we sit down with them and they are going to review all of our quality and capacity issues and our commitment to that business both to tech support as well just standard production and all. So we learn at their. After that we are monitoring about as closely as you are in terms of their continued clinical development. We receive mostly the same information that most people do in the public places. We do have the advantage of seeing their orders come in, the challenges if they buy in a bolus to support a program versus as they spread it overtime, they don't always communicate their pattern of buying, what it's designed to. Clearly, we are focused on to drive that pipeline and to go from having one product in phase III to having 10-12 products [is all] in the event—EX-CYTE evaluation program. And although there is certainly a time factor there, we couldn't be more encouraged and delighted with the results that our organization has achieved thus far this year. We had originally set a goal of slightly less than 400 evaluations to occur by the end of 2004 and as I mentioned, we are now converging more towards 500 that we will achieve for this year of which in excess of 25, I believe, we now are aware that going past the point of evaluation if shown success to the point that they are moving into more formal product development. Through the usual product development preclinical into clinical is certainly where the future value will be derived, but you have to start it all through the evaluation to get to that future group of phase III products. So we are very focused on there. Our field representatives and tech support people out of Morgan Hill are doing an outstanding job of driving that.

Unidentified Participant

        Great, thank you.

David Dodd—Serologicals Corporation—President and CEO

        You're welcome.

Operator

        The next question comes from the line of Adam Chazan, please go ahead.

Adam Chazan Analyst

        Hi, a couple of quick questions. On the cell culture side of the business, can you just talk a little bit about how the sampling program might feed into this Sierra business and how that might kind of spur new product development or are there any things that are coming out of the sampling program in terms of ideas for new products and when might we see them? I know you talked about new stuff coming out in '05, but are any of those things tied to the new customer relationship program?

David Dodd—Serologicals Corporation—President and CEO

        Sure. And first of all, we refrain from using the word sampling because sampling has a connotation of very passive act of just handing something out. And we don't sample EX-CYTE, we will provide it when there is a specific evaluation and information will come back to us, so we can learn how the product is working. That is critical because EX-CYTE is in a product category that is not a point-and-click. It requires optimization along with our recombinant human insulin, BSA, transferrin and selenium many times. So it requires work and that's where it becomes so important to have a group in Morgan Hill available because they are the world experts on how to optimize EX-CYTE into formulations with specific cell lines. So we work very closely together. When a field representative has qualified someone for evaluation and when that has been signed off and then we supply the product to be evaluated, we are immediately and sometimes even upfront in contact that individual who was with our team in Morgan Hill, tying in if the customer requests, has needs or if we perceive there is a need to follow up with them as they go through their evaluation so that we can increase the chances of success of a successful cell line antibody production evaluation. So they work very closely together. The information we receive as that evaluation is conducted, which sometimes is in several stages, is fed back into our database there in Morgan Hill, where it could be anywhere [inaudible] computers, but is reviewed by people in Morgan Hill along with our technical support people. And so we have a continuum of focusing on not only what is going on, but the type of cell line, the experiment they are doing, some people are much more open to others as you might imagine, and—for instance, while I was on the recent trip in Asia, one the leading companies in biotechnology informed us of a very successful outcome that will move now into product development of a compound based upon the evaluation program and there they work with that. So it's that type of interaction that makes us successful. If we just hand out the product and walk away and hope someone successful, the likelihood of success are very small and the likelihood of having the future pipeline growing as we would like is diminished considerably.

Adam Chazan Analyst

        Right. Can we move on to the diagnostics business?

David Dodd—Serologicals Corporation—President and CEO

        Absolutely.

Adam Chazan Analyst

        You know, we are seeing customers of yours kind of whirl through pretty dramatic price increases. Can you comment at all about—and I know this is all under contract, but what we are—we might be looking for in terms of, you know, price increases from your end or, you know, can you comment at all as to what's driving in some cases really dramatic increases in pricing in terms of the end markets?

David Dodd—Serologicals Corporation—President and CEO

        Sure. In the end market there are as you aware in blood typing pretty much an oligopoly of a few companies, major competitors. In fact, the three end competitors provide approximately three-fourths of the marketplace of blood typing. And two of those are the primary competitors here in North America, certainly in the United States, and they have benefited and continue to garner substantial price increases as they announced and, you know, you and I learn about the same way. We do have contracts with our customers; we have taken substantial price increases ourselves. You may recall that in 2003 we saw some volume increase where we converted sort of the last large or significant collection of polyclonals to monoclonals and that occurred through one of the major customers that's based in Europe. But we have also benefited from our ability to garner price increases and our contracts allow for that, certainly within certain ranges that we negotiate, but we do believe both we and our customers given the strong exclusive sort of market position we have within providing the monoclonal antibodies and the elements of blood typing reagents to our customer base, they certainly want to have a contract to ensure the continued supply of the product they will need within the timeframe they will need and within some pricing visibility. And that's how we have negotiated those particular contracts. Targeting back to comments that Bud made, as we look at the fourth quarter, we use batch to continuous fermentation and just as a primary reference, our batch process normally requires about 12 weeks and continues about 16 weeks. So through our both customer service and our field representatives, we, as Bud mentioned, are able to learn in the third quarter the building demand and expectation by our—and need for our customers and that's how we have visibility for trends, both margins and capacity utilization.

Adam Chazan Analyst

        Great. David, while we're on the subject of contract, I apologize to backtrack to cell culture, but any changes there in terms of contract coverage, we still kind of at where we were previously?

David Dodd—Serologicals Corporation—President and CEO

        Pretty much so.

Adam Chazan Analyst

        Okay, and then to help us understand what's going on in the research business, when you published Chemicon catalog last summer, what kind of price increase was kind of factored in there? Is there any way we can kind of get to a more normalized growth rate or I was thinking what a normalized growth rate is for that business, at least in the last quarter?

David Dodd—Serologicals Corporation—President and CEO

        Probably price increases in that marketplace because you are sometimes dropping all as you can imagine older products and bringing in the new ones, the ones that didn't move as much. So, many times the price increase is a new price point of a new proprietary or exclusive type of product as opposed to what many of us think about the loge terms products in the marketplace and they have consistent price increase over the years. So, this is a different type of product type model and pricing model. But in general, I think you could assume that an average price increase of 5-7% is what we would be working out, but what we are really focused on is garnering that higher sort of price point by the higher value across kits and assays and then certainly combining in the area of drug screening our capabilities from both Chemicon and Upstate and driving greater value that way.

Adam Chazan Analyst

        Great, thanks, David, I will jump back in the queue..

David Dodd—Serologicals Corporation—President and CEO

        Thank you. Let me also just mention as a follow-up, Adam, that our catalogs—and throughout the year we come out with sort of min-catalogs, they now contain for our research products areas as they will for Upstate also as we move forward, they contain information on our cell culture supplement. So EX-CYTE and other products are now covered by that area also.

Operator

        The next question comes from the line of Stephanie Haggerty, please go ahead.

Stephanie Haggerty Analyst

        Good morning, nice quarter.

David Dodd—Serologicals Corporation—President and CEO

        Thank you, Stephanie.

Stephanie Haggerty Analyst

        I just wondered if you all could expand a little bit—you indicated, David, in your opening remarks that you are still in the acquisition market if you could find things that work for the business model you built, can you give us some idea what you are looking for and what size deal you could now with the balance sheet you have?

David Dodd—Serologicals Corporation—President and CEO

        Absolutely. First of all, we announced during the quarter that we had hired Bob Brown. He has joined us our Vice President of Corporate Development. As we communicated in the press release, Bob bring significant experience certainly from the pharmaceutical industry many years with Bristol-Myers Squibb where for several years he headed for the US Medicines at Corporate Development. So a very strong experience and capability in both corporate development—meaning strategic transactions as well as business development and we are delighted to have him and he is the focal point working across many of us to drive that. Now, in terms of our areas of focus, we feel rather satisfied with our capability in cell culture today except for some areas being able to do specific media optimization of formulations for customers. And that is either an internal deal or purchase opportunity and we are very seriously looking at both alternatives and those types of transactions would probably range anywhere from $10 million to $30 million depending on which route we take—which customers—which company we would pursue in all, but based upon our sort of target list, if you want to call it that, in our evaluations [stand] that's an important area for us. That's the area of being able to work with customers not just in selling them components, but in providing them a full solution, no [inaudible] but a full solution to help them optimize their cell line and their antibody production. It's very important to us because that marries with our customized services that we are now doing in drug screening. And that is very important to us. Within the other areas, there are selective areas that we are looking at to further strengthen, we build it around what we are doing for customers and what is core to this business model. And there are alternatives—some, we are pursuing internal investment development as we build this R&D pipeline and capability; others, we continue to look at acquisitions. Clearly we will continue to look at our capital structure and the opportunities there to enable us to move forward. We would foresee acquisitions generally being on that low end, as I mentioned, of 10 million, but up to the level of what we have recently experienced with Upstate with certainly for company of our size would not be that many of them, but we do see continued focus on strategic transactions. We are also in discussions with companies now as we build certain areas of critical mass and leadership that might provide other types of sort of asset investments and strategic developments, perhaps joint ventures or focusing together on certain core areas and working in conjunction in that now.

Stephanie Haggerty Analyst

        Thank you.

David Dodd—Serologicals Corporation—President and CEO

        You are welcome.

Operator

        Your next question comes from the line of Mark Dalentia (phonetic), please go ahead.

Mark Dalentia Analyst

        Hi, good morning. Actually the previous question was the question I was going to ask,. I just want to make sure I understand your answer. You would look at $10 million size acquisitions or other types of joint ventures, I am not sure I fully understood that.

David Dodd—Serologicals Corporation—President and CEO

        Yes, Mark. We would look at—there are some fits, I would call them, round outs with the elements of what we are doing specifically related to how we approach the whole area of our bio-manufacturing, bio-processing portfolio and services, you know, that would not be as large, but would fill a gap versus taking the several—few years to develop that internally. So we are looking somewhere more on the small end and we also are considering other options that could be joint venture or some other form of an investment transaction.

Mark Dalentia Analyst

        And your cash plus lines of credit—could you refresh my memory on that?

David Dodd—Serologicals Corporation—President and CEO

        I'd ask Bud to do that.

Bud Ingalls—Serologicals Corporation—CFO

        You know, our cash on hand today is in the vicinity of $27 million, we have a revolving credit facility of $45 million today. So we are certainly in a pretty good shape in terms of—

Mark Dalentia Analyst

        Has the revolver been drawn down at all?

Bud Ingalls—Serologicals Corporation—CFO

        No, the revolver is completely undrawn.

Mark Dalentia Analyst

        Okay. Thank you very much.

David Dodd—Serologicals Corporation—President and CEO

        Thank you.

Operator

        Once again that's "*" "1" to ask a question. There are no questions in queue at this time, sir.

David Dodd—Serologicals Corporation—President and CEO

        All right, thank you. Thank you, Michael, thank you, everyone. Let me just close with a few comments today. Throughout Serologicals from Melbourne, Australia to Dundee, Scotland, there is a high level of energy, a can-do and will-do attitude throughout this corporation. Innovation is our focus and there is a spirit of entrepreneurism throughout the corporation. The trends are favorable to our focus, the investments we make, and the growth aspirations that we have established. We feel we have a strong highly capable leadership team with the commitment and drive to achieve our aggressive strategic growth objectives and we look forward to keeping you updated and again we thank you for your continued interest and support. Have a good day.

Operator

        Ladies and gentlemen, this concludes your conference call. You may now disconnect.

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